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                                                                    EXHIBIT 15.1


            LETTER REGARDING UNAUDITED INTERIM FINANCIAL INFORMATION



R&B Falcon Corporation:

We are aware that R&B Falcon Corporation has incorporated by reference in the registration statement on Form S-3 (Registration No. 333-39500) and related prospectus supplement its Form 10-Q for the quarters ended June 30, 2000 and March 31, 2000, which include our reports dated July 31, 2000 and May 2, 2000, respectively, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, those reports are not considered a part of the registration statement or related prospectus supplement prepared or certified by our Firm or reports prepared or certified by our Firm within the meaning of Sections 7 and 11 of the Act.




ARTHUR ANDERSEN LLP

Houston, Texas
October 25, 2000